Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Eileen Howard Dunn
	Senior Vice President		Senior Vice President
	Investor Relations		Corporate Communications &
	(914) 722-4704		Community Relations
(401) 770-4561

FOR IMMEDIATE RELEASE

CVS CAREMARK CORPORATION ANNOUNCES NEW AUTHORIZATION OF

REPURCHASE PROGRAM FOR UP TO $2 BILLION OF COMMON STOCK

WOONSOCKET, RHODE ISLAND, November 5, 2009 - CVS Caremark Corporation (NYSE: CVS) today announced that its Board of Directors has approved a new share repurchase program for up to $2.0 billion of its outstanding common stock. The share repurchase authorization, which is effective immediately and expires at the end of 2011, permits the Company to effect the repurchases from time to time through a combination of open market repurchases, privately negotiated transactions and/or accelerated share repurchase transactions.

Dave Rickard, Executive Vice President and Chief Financial Officer of CVS Caremark, stated: “We’re very pleased with the Board’s approval of this new share repurchase program and believe it reflects well-placed confidence in the future growth of CVS Caremark’s business and an ongoing commitment to increase shareholder value.

There can be no assurance as to the amount, timing or prices of repurchases. The specific timing and amount of repurchases will vary based on market conditions and other factors. The share repurchase program may be modified, extended or terminated by the Board of Directors at any time.

About the Company

CVS Caremark is the largest provider of prescriptions in the nation. The Company fills or manages more than 1 billion prescriptions annually. Through its unmatched breadth of service offerings, CVS Caremark is transforming the delivery of health care services in the U.S. The Company is uniquely positioned to effectively manage costs and improve health care outcomes through its more than 7,000 CVS/pharmacy and Longs Drugs stores; its Caremark Pharmacy Services division (pharmacy benefit management, mail order and specialty pharmacy); its retail-based health clinic subsidiary, MinuteClinic; and its online pharmacy, CVS.com. General information about CVS Caremark is available through the Investors section of the Company’s website, at cvscaremark.com, as well as through the Newsroom section of the Company’s website, at cvscaremark.com/newsroom.

Forward-looking Statements

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2008 and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Quarterly Report on Form 10-Q.